                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into as of the 12th day of November, 1997, by and among Monarch Dental (Press) Associates, L.P., a Texas limited partnership ("Purchaser"), VP Interests, L.P., a Delaware limited partnership (the "Partnership"), Victor Press, B.D.S., P.C., a Texas professional corporation (the "General Partner"), VP Investments, Inc., a Delaware corporation (the "Limited Partner"), and Victor Press, Roger Obregon, Edgardo A. Gonzalez, Jeffrey J. Jacobs, Campbell R. Janse, Nick M. Higgins, Frank B. Lewis and Bruce M. Kral, all individuals residing in Texas (collectively, the "Shareholders"). Monarch Dental Corporation ("Monarch") is made a party to this Agreement for the purposes expressly stated herein.

                                R e c i t a l s

         The Partnership is the owner of all the assets comprising, and presently conducts, the Partnership business known as the Press Family Dental Health Centers (the "Company dental business"). The General Partner is the sole general partner of the Partnership and owns a one percent (1%) interest in the Partnership's capital and profits. The Limited Partner is the sole limited partner in the Partnership and owns a ninety-nine percent (99%) interest in the Partnership's capital and profits (the Partnership, the General Partner and the Limited Partner are collectively referred to herein as the "Company"). The Shareholders own all of the issued and outstanding capital stock of the General Partner. The General Partner owns all of the issued and outstanding capital stock of the Limited Partner.

         The Company desires to sell to Purchaser, and Purchaser desires to buy from the Company, substantially all of the assets of the Company, consisting of all of the assets owned by the Company used in the Company dental business and to assume certain specified liabilities and obligations of the Company, for the consideration and on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1.       PURCHASE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES.

         1.1     Purchase of Assets.

                 (a) Included Assets. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Article 2 below), the Company does hereby sell, transfer, convey and deliver to Purchaser, and Purchaser does hereby purchase and accept from the Company, all of the assets described herein:

                          (i) all of the Company's tangible personal property, furniture, fixtures, equipment, machines, inventories, raw materials, tools and supplies used in the Company dental business, as described on Section 1.1(a)(i) of the Disclosure Schedule attached to this Agreement;

                          (ii) all of the Company's supplier and vendor lists, copies of which are attached to this Agreement as
                 Section 1.1(a)(ii) of the Disclosure Schedule, and all records, including all records, documents, written information, computer tapes, programs and files concerning past, present and future dealings and arrangements with suppliers and vendors relating to the Company dental business;

                          (iii) all of the Company's computer hardware, cabling and peripherals, tools and supplies relating to the Company dental business to the extent of the Company's interest therein;

                          (iv) all of the Company's rights to use all of the trademarks, service marks, trade names, copyrights, patents and patent applications and interests thereunder, inventions, processes and know-how, restrictive covenants, licenses and all other intangible rights relating to the Company dental business;

                          (v) copies of all books, records and other data relating to the assets, business, ownership, employees and operations of the Company dental business, including, but not limited to, correspondence, employment records, tax and accounting records, property records, mailing lists, regulatory files (including master files), provided that the Company shall retain originals of the tax and accounting records of such business as heretofore conducted and the Company shall provide true and accurate copies of the same to Purchaser at the Closing;

                          (vi)    all rights of the Company under the
                 contracts, agreements and powers of attorney relating to the Company dental business including without limitation those referred to in this Section 1.1(a) and those referred to in
                 Section 4.13 and the Disclosure Schedules thereto, except as set forth in Section 1.1(a)(vi) of the Disclosure Schedule;

                          (vii) all of the Company's title and interest in and to any and all of the databases used in the Company dental business and all software, source code, documentation, manual and computer processes (collectively, the "Software"), whether owned or licensed, including without limitation, all proprietary software used in the Company dental business;

                          (viii) all of the Company's right, title and interest in accounts receivable and payments for services rendered prior to the Closing relating to the Company dental business (collectively, the "Accounts Receivable"), Section 1.1(a)(viii) of the Disclosure Schedule hereto setting forth the aggregate amount thereof with aging data, and including any and all trade installment notes;

                          (ix) all of the Company's right, title interest in and to the real property leases listed in Section 1.1(a)(ix) of the Disclosure Schedule attached hereto relating to the Company dental business together with the Company's right, title and interest in all leasehold improvements;

                          (x) all of the Company's right, title and interest to the leased personal property as described in
                 Section 1.1(a)(x) of the Disclosure Schedule (including, without limitation, all of the Company's right, title and interest under capital leases), and including all options to purchase leased personal property relating to the Company dental business, as set forth in Section 1.1(a)(x) of the Disclosure Schedule;

                          (xi) all of the Company's right, title and interest in and to the non-professional goodwill and going concern value related to the Company dental business including, but


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                 not limited to, the exclusive right to use the name "Press
                 Family Dental" in the San Antonio area and all associated logos as all or part of a trade or corporate name or otherwise, telephone numbers and any other intangible assets;

                          (xii) all prepaid expenses, advances and deposits of the Company;

                          (xiii) cash and cash equivalents in the aggregate amount of $135,000.00 (the "Required Cash Amount"); and

                          (xiv) all of the Company's other assets and property rights of every kind and nature, tangible or intangible, owned or leased, relating to the Company dental business, including without limitation all assets shown on the Base Balance Sheet (as defined in Section 4.6(a)), other than any such assets disposed of in the ordinary course of the Company's business and in a manner consistent with the terms of this Agreement since the date of the Base Balance Sheet and also not including the Excluded Assets (as defined below).

         The assets, property and business to be acquired by Purchaser under this Agreement, subject to Section 1.1(b), are hereinafter referred to collectively as the "Acquired Assets."

                 (b) Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from such purchase and sale and from the definition of "Acquired Assets" the following property.

                          (i)     the Company's minute books, charter
                 documents, corporate stock record books, Partnership agreement and Partnership record books, original tax and accounting records, and such other records as have to do exclusively with the Company's organization or capitalization (collectively, the "Corporate Records");

                          (ii) cash and cash equivalents of the Company in excess of the Required Cash Amount;

                          (iii) those personally owned, non-operating assets of the Shareholders listed on Section 1.1(b) of the Disclosure Schedule;

                          (iv)    any rights of the Company under this
                 Agreement or any other agreement between Purchaser and the Company entered into on or after the date hereof;

                          (v)     securities of the Company;

                          (vi)    any refund claims with taxing authorities;
                 and

                          (vii) the patient records, permits and provider agreements of the Company assigned to Modern Dental Professionals, P.C., pursuant to that certain Assignment Agreement of even date.

         The assets, property and business of the Company which are excluded from the Acquired Assets are hereinafter sometimes referred to as the "Excluded Assets."

         1.2 Assumption of Liabilities. Upon the sale and purchase of the Acquired Assets, Purchaser shall assume and agree to pay or discharge when due in accordance with their respective terms all obligations (a) under all leases of real property set forth on Section 4.5(b)(i) of the Disclosure Schedule, (b) under all contracts, including but not limited to, the Commerce Street and Stone Oak dental office construction contracts, set forth in Section 4.13(a) of the Disclosure Schedule, (c) under the capital and operating equipment leases set forth in Section 4.29(c) of the Disclosure Schedule, excluding any liability for breach or non-performance by the Company of any of the foregoing described in clauses (a), (b) or (c) existing on or prior to the Closing, (d) those liabilities specifically described on Section 1.2 of the Disclosure Schedule, (e) current trade payables (as defined in Section 4.29(d) below), and
(f) approximately $59,000.00 owed to the International Bank of Commerce. The liabilities to be assumed by Purchaser under this Agreement are hereinafter sometimes referred to as the "Liabilities." Except as specifically provided in the first sentence of this Section 1.2, Purchaser shall not assume or be bound by any obligations or liabilities of the Company or its affiliates or predecessors, of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever.

         Purchaser's assumption of the construction contract reflected in
Section 4.5(b)(i) of the Disclosure Schedule for the Stone Oak dental office (the "Construction Contract") is limited to a maximum amount of $455,122.00 (the "Maximum Amount"). If the cost of the Stone Oak office construction exceeds such Maximum Amount (the "Excess Amount"), then Victor Press, personally or through his affiliate, will pay any amount due under the Construction Contract in excess of the Maximum Amount unless the Excess Amount was caused by change orders to the Construction Contract specifically requested by Purchaser.

         Purchaser's assumption of the construction contract reflected in
Section 4.5(b)(i) of the Disclosure Schedule for the Commerce Street dental office (the "Commerce Contract") is limited to a maximum amount of $64,167.00 (the "Commerce Maximum Amount"). If the cost of the Commerce Street office construction exceeds such Commerce Maximum Amount (the "Commerce Excess Amount"), then the Company will pay any amount due under the Commerce Contract in excess of the Commerce Maximum Amount unless the Commerce Excess Amount was caused by change orders to the Commerce Contract specifically requested by Purchaser.

         The liabilities which are not assumed by Purchaser under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities." The assumption of the Liabilities by Purchaser hereunder shall not enlarge any rights of third parties and nothing herein shall prevent Purchaser from contesting in good faith with any third party any of such Liabilities.

         1.3     Prorated Expenses.

                 (a) Accrued Vacation and Sick Pay. The Company shall compensate the current employees of the Company for all accrued vacation time, sick pay and maternity leave (if applicable), and any bonuses due such employees through the date of Closing. For purposes of this Section 1.3(a), bonuses shall include any Christmas, year-end or similar bonuses that the Company customarily has paid to such employees.

                 (b) Certain Taxes. Ad valorem taxes for the year in which the Closing occurs shall be prorated between the Company and Purchaser. All taxes due and payable through the date of Closing shall be borne and paid solely by the Company.

ARTICLE 2.       CLOSING.

         Subject to the terms hereof, the purchase of the Acquired Assets and the assumption of the Liabilities shall be consummated at a closing (the "Closing"), to take place on November 12, 1997, at 10:00 a.m., at the offices of Haynes and Boone, L.L.P. at 901 Main Street, Suite 3100, Dallas, Texas 75202, but such Closing shall be effective as if, for economic purposes, the Closing occurred as of the first business day of November 1997 (i.e., the income from the Company dental business will be deemed to accrue for the benefit of the Purchaser and the expenses from the Company dental business will be deemed to accrue as an obligation to the Purchaser from and after such date).

ARTICLE 3.       CLOSING EXCHANGE.

         3.1 Purchase Price for Acquired Assets. The Purchase Price to be paid by Purchaser to the Company for the purchase of the Acquired Assets and the assumption of the Liabilities at the Closing shall be $10,289,000.00 (the "Closing Purchase Price"), which shall be paid as follows: (i) $6,618,993.70 in immediately available funds by wire transfer pursuant to the wire transfer instructions provided to Purchaser by the Company and attached hereto as Exhibit A; (ii) 179,736 shares of the common stock, par value $.01 per share, of Monarch Dental Corporation ("Monarch") (the "Common Stock"); and (iii) Purchaser's delivery of a promissory note in the original principal amount of $100,000.00, containing such terms and conditions as is set forth therein.

         3.2     Certain Closing Deliveries.

                 (a) Consideration Price. At the Closing, Purchaser shall deliver the consideration specified in Section 3.1 hereof to the Company.

                 (b) Transfer of Acquired Assets. At the Closing, the Company shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser good and valid title to all the Acquired Assets, free and clear of all liens, restrictions, encumbrances and other claims (except for the Liabilities) (collectively the "Liens") not shown or reflected on the Base Balance Sheet, and shall cause the Required Cash Amount to be transferred to the account of Purchaser immediately following the Closing.

                 (c) Delivery of Records and Contracts. At the Closing, the Company shall deliver or cause to be delivered to Purchaser all the leases, contracts, commitments, agreements and rights constituting Acquired Assets, with such assignments thereof and consents to assignments as are necessary to assure Purchaser of the full benefit of the same, subject to Section 3.6 with respect to agreements not freely assignable at the date hereof. The Company shall also deliver to Purchaser at the Closing all business records, tax returns, books and other data relating to the Company dental business (or true and complete copies in the case of tax and accounting records), except the Corporate Records and other Excluded Assets, and the Company shall take all requisite steps to put Purchaser in actual possession and operating control of the Acquired Assets as of the Closing. After the Closing, Purchaser shall afford to the Company and its accountants and attorneys, for the purpose of preparing such tax returns of the Company as may be required after the Closing, reasonable access to the books and records of the Company delivered to Purchaser under this Agreement and shall permit the Company at the Company's expense, to make extracts and copies therefrom, provided that all such information shall be held in confidence except as Purchaser deems necessary to prepare or complete tax returns or to respond to inquiries from taxing authorities or pursuant to court order.

                 (d) Delivery of Assumption Agreement. At the Closing, Purchaser shall deliver or cause to be delivered to the Company an Assumption Agreement relating to the Liabilities to be assumed by Purchaser from the Company.

                 (e) Other Deliveries. Purchaser, the Company and the Shareholders shall also deliver at the Closing such other documents and instruments as are customary for transactions of the type contemplated hereby and as shall be reasonably requested in advance of the Closing by any of them.

         3.3     Intentionally Omitted.

         3.4 Further Assurances. The Company and the Shareholders from time to time after the Closing at the request of Purchaser and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action (at no unreimbursed cost to the Company or Shareholders) as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser the Acquired Assets. The Company and the Shareholders shall cooperate with Purchaser to assist Purchaser in obtaining the Company's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of the Company as otherwise set forth in this Agreement.

         3.5 Allocation of Purchase Price. Purchaser and the Company shall agree upon the allocation of the consideration paid by Purchaser to the Company (including the assumption of the Liabilities) among the Acquired Assets and shall set forth the allocation of such consideration and the tax basis of the Acquired Assets for federal income tax purposes in writing (which is attached hereto as Exhibit B). Such allocation will be made in accordance with the applicable rules under Section 1060 of the Internal Revenue Code of 1986, as amended, and when completed shall be binding upon Purchaser and the Company for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Purchaser and the Company also each agree to file appropriate documents with the IRS under Treasury Regulation
Section 1.1060-T(h)(3) reflecting the foregoing.

         3.6 Procedures for Assets not Transferable. If any of the contracts or agreements or any other property or rights included in the Acquired Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent cannot be obtained prior to the Closing, the Company shall use its best efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Purchaser the practical benefit of such property or rights (but at no substantial cost to the Company or the Shareholders except for reasonable costs, such as for attorneys fees) and Purchaser shall use all commercially reasonable efforts to assist in that endeavor.

         3.7 Non-Competition Agreement. As a material inducement to and a condition precedent of Purchaser's acquisition of the Acquired Assets and assumption of the Liabilities, the Company and each Shareholder is executing and delivering at the Closing a Non-Competition Agreement (collectively, the "Non-Competition Agreement").

         3.8 Collateral Agreements. In connection and simultaneously with the Closing, Purchaser, the Company, the Shareholders and Modern Dental Professionals, P.C., as the case may be, will enter into the following agreements with terms and conditions as are set forth in such agreements: (i) Employment Agreements, (ii) Assignment Agreement (regarding patient records, provider agreements and permits), (iii) Assumption Agreement, (iv) Non-Competition Agreements, (v) Investment Representation Letter, (vi)

Promissory Note, (vii) Office Lease Agreements, (viii) Lock-Up Agreement, and
(ix) Bill of Sale. (All of the agreements described in this Section 3.8 are referred to collectively as the "Collateral Agreements.")

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                 SHAREHOLDERS.

         4.1 Making of Representations and Warranties. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholders, jointly and severally, hereby make to Purchaser the representations and warranties contained in this Article 4.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of the Company or the Shareholders or "known" by the Company or the Shareholders or words of similar import, shall be deemed to include such knowledge as the Shareholders or, as to the Company, any executive officers or managers of the Company listed in Section 4.1 of the Disclosure Schedule (as hereinafter defined) actually has or reasonably ought to have in the ordinary course of performing their duties. For purposes of this Agreement, references to the "Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Company and the Shareholders to Purchaser on the date hereof. For the purposes of this Article 4, the Company and the Shareholders are deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby.

         4.2     Organization and Qualification; Capital Stock; Equity
Interests.

                 (a) General Partner. The General Partner is a professional corporation duly organized, validly existing and in good standing under the laws of the state of Texas with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of the General Partner as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the by-laws of the General Partner, as amended to date, certified by its Secretary, and heretofore delivered to Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and the General Partner is not in violation thereof. The General Partner is duly qualified to do business as a professional corporation in the state of Texas and in such other jurisdictions as are set forth on Section 4.2 of the Disclosure Schedule. The General Partner is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or operations of the General Partner. All of the issued and outstanding capital stock or other equity interests of the General Partner is owned beneficially and of record as set forth in Section 4.2 of the Disclosure Schedule. The total authorized capital stock of the General Partner is set forth on Section 4.2 of the Disclosure Schedule.

                 (b) Limited Partner. The Limited Partner is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of the Limited Partner as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the by- laws of the Limited Partner, as amended to date, certified by its Secretary, and heretofore delivered to Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and the Limited Partner is not in violation thereof. The Limited Partner is duly qualified to do business as a corporation in the state of Delaware and in such other jurisdictions as are set forth on Section 4.2 of the Disclosure

Schedule. The Limited Partner is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or operations of the Limited Partner. All of the issued and outstanding capital stock or other equity interests of the Limited Partner is owned beneficially and of record as set forth in Section 4.2 of the Disclosure Schedule. The total authorized capital stock of the Limited Partner is set forth on Section 4.2 of the Disclosure Schedule.

                 (c) Partnership. The Partnership is a partnership duly organized and validly existing under the laws of the state of Delaware with full partnership power and authority to own or lease its properties and to conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the certificate of limited partnership of the Partnership as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the Partnership agreement as amended to date, certified by its Secretary, and heretofore delivered to Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and the Partnership is not in violation thereof. The Partnership is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or operations of the Partnership. All of the issued and outstanding equity interests of the Partnership is owned beneficially and of record as set forth in Section 4.2 of the Disclosure Schedule.

         4.3 Subsidiaries. The Company has no subsidiaries (as defined in Section 9.12 hereof), owns no securities issued by any other business organization or governmental authority, and has no direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind except as listed in Section 4.3 of the Disclosure Schedule.

         4.4 Authority; Noncontravention. The Partnership, General Partner, Limited Partner and the Shareholders have full individual, partnership and/or corporate power and authority or capacity, as applicable, (i) to enter into (a) this Agreement and (b) each agreement, document and instrument to be executed and delivered by him, it or them pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership, General Partner, Limited Partner and the Shareholders of this Agreement, the Collateral Agreements and each such other agreement, document and instrument have been duly authorized by all necessary action of the Partnership, General Partner and Limited Partner including any required action of its respective owners, and no other action on the part of the Partnership, General Partner, Limited Partner or its owners is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by the Partnership, General Partner, Limited Partner and the Shareholders pursuant to or in connection with this Agreement constitute valid and binding obligations of the Partnership, General Partner, Limited Partner and the Shareholders enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

         The execution, delivery and performance by the Partnership, General Partner, Limited Partner and the Shareholders of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which he or it is a party:

                 (a) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of the Partnership, General Partner or Limited Partner;

                 (b) do not and will not violate in any respect any laws of the United States or any state or other jurisdiction applicable to the Partnership, General Partner, Limited Partner or the Shareholders or require the Partnership, General Partner, Limited Partner or the Shareholders, except as set forth in Section 4.4 of the Disclosure Schedule, to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                 (c) do not and will not (a) result in a breach of, (b) constitute a default under, (c) accelerate any obligation under, (d) give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Partnership, General Partner, Limited Partner or the Shareholders is a party or by which the property of the Partnership, General Partner, Limited Partner or the Shareholders is bound or affected, or (e) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Acquired Assets, except to the extent that any of the foregoing:
(i) would not have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Partnership, General Partner or Limited Partner, or (ii) is subject to Section
3.6 hereof.

         4.5     Status of Property.

                 (a) Real Property. The Acquired Assets do not include any owned real estate.

                 (b) Leased Real Property. All of the real property leased in connection with the Company dental business is identified in Section 4.5(b)(i) of the Disclosure Schedule (collectively referred to herein as the "Leased Real Property"). Further:

                          (i) Leases. All of the leases of any of the Leased Real Property (collectively, the "Leases") are listed in Section 4.5(b)(i) of the Disclosure Schedule. The copies of the Leases heretofore delivered or furnished to Purchaser are complete, accurate, true and correct copies of each of the Leases, including any amendments to such leases. With respect to each of the Leases:

                                  (A)      each of the Leases is in full force
                          and effect on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise;

                                  (B)      to the Company's and Shareholders'
                          knowledge, all obligations of the landlord or lessor under the Leases which have accrued have been performed, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Company dental business;

                                  (C)      all obligations of the tenant or
                          lessee under the Leases which have accrued have been performed, and the Company is not in default under or in arrears in the payment of any sum or in the performance of any material obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the Company; and

                                  (D)      the Company and the Shareholders
                          have obtained the consent of each landlord or lessor under any Lease whose consent is required in connection with the transactions contemplated by this Agreement and each other transaction referred to herein or the collateral assignment of any Lease by the Company or the Shareholders or its or their assignees, except as set forth in Section 4.5(b)(i)(D) of the Disclosure Schedule.

                          (ii) Title and Description. The Company holds a good, clear, marketable (if applicable), valid and enforceable leasehold interest in the Leased Real Property leased by it pursuant to the Leases, subject only to the right of reversion of the landlords or lessors under such Leases, in all cases, except as might otherwise be provided in the Leases, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, security interests or similar encumbrances, liens, assessments, tenancies, licenses, claims, rights of first refusal, options, covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the Leased Real Property.

                          (iii) Compliance with Law; Government Approvals. Neither the Company nor the Shareholders have received notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Leased Real Property. Improvements located on or constituting a part of the Leased Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and are now in compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use or health laws, ordinances, codes, regulations, licenses, permits and authorizations, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over any of the Leased Real Property or any portion thereof, or the occupancy thereof or any present use thereof (collectively, "Governmental Approvals"), which are necessary or otherwise material to the conduct of the Company dental business. The Leased Real Property has at least the minimum access required by applicable subdivision or similar law.

                          (iv) Real Property Taxes. Neither the Company nor the Shareholders have received notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property, and the consummation of the transactions contemplated by this Agreement or referred to herein will not result in any such reassessment.

                 (c) Personal Property. Except as specifically disclosed in Section 4.5(c) of the Disclosure Schedule, the Company represents and warrants that the Partnership owns and has good, valid and (if applicable) marketable title to all of the personal property used in connection with the conduct of the Company dental business, and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, stockholder or similar agreement, security title, encumbrance or other charge except as specifically disclosed in said schedule. The Base Balance Sheet reflects all personal property used in connection with the conduct of the Company dental business, subject to dispositions and additions in the ordinary course of business and consistent with this Agreement. All of the tangible personal property of the Partnership is in generally good operating condition and repair, normal wear and tear excepted, has been well maintained, and conforms in all material respects with all applicable ordinances, regulations and other laws.

                 (d) Transfer of Title. At the Closing, Purchaser will receive good, valid and (if applicable) marketable title to the Acquired Assets, free and clear of all liens, encumbrances, charges, restrictions on transfer, stockholder or similar agreements, equities and other claims of every kind except for the Liabilities.

         4.6     Financial Statements; Undisclosed Liabilities.

                 (a) The Company and the Shareholders have previously delivered to Purchaser the following financial statements, copies of which are attached hereto as Section 4.6(a) of the Disclosure Schedule:

                          (i) Statements of assets and liabilities for the General Partner for the fiscal years ended December 31, 1996 (herein the "Base Balance Sheet"), and December 31, 1995 and statements of income, retained earnings and cash flows for the years then ended based on the cash method of accounting, certified by the General Partner;

                          (ii) Statement of assets and liabilities for the General Partner for the fiscal quarter ended September 30, 1997, and a statement of income, retained earnings and cash flows for the nine- month period then ended based on the cash method of accounting, certified by the General Partner.

Said financial statements have been prepared by the General Partner from its books and records, and present fairly in all respects the financial condition of the General Partner at the dates of said statements and the results of its operations for the periods covered thereby in accordance with the cash method of accounting in the United States.

                 (b) As of the date of the Base Balance Sheet, there were no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Company dental business, except liabilities (i) stated on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Section 4.6(b) of the Disclosure Schedule furnished to Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

                 (c) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Company dental business, except liabilities (i) stated on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Section 4.6(c) of the Disclosure Schedule furnished to Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

                 4.7      Taxes.

                 (a) The Company and their predecessors have paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, and other additions to tax, interest, fines, charges and penalties owed by it (collectively, "Taxes") shown to be due on all tax returns required to be filed through the date hereof, whether disputed or not.

                 (b) The Company and their predecessors have in accordance with applicable law timely filed all federal, state, local and foreign tax returns, information returns and reports required to be filed through the date hereof, and all such returns and reports are true, correct and complete. Complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to the Company and its predecessors for taxable periods ended on or after December 31, 1992, have been previously provided to Purchaser, together with any Internal Revenue Service or other governmental examination reports and statements of deficiencies assessed or agreed to with respect to said returns.

                 (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting (in a suit, action, proceeding, investigation, claim or otherwise) or threatening to assert against the Company or their predecessors any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company and its predecessors do not file reports and returns that the Company or their predecessors are or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor their predecessors have entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, or any predecessor statutes (the "Code").

                 (d) Except as set forth in Section 4.7(d) of the Disclosure Schedule, there has not been during the past five years any audit of any tax return filed by the Company or its predecessors, no audit of any tax return of the Company or their predecessors in progress, and neither the Company nor their predecessors have been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 4.7(d) of the Disclosure Schedule, no extension of time with respect to any date on which a tax return was or is to be filed by the Company or their predecessors is in force, and no waiver or agreement by any of the Company or their predecessors is in force for the extension of time for the assessment or collection of any Taxes.

                 (e) The Company and their predecessors have never been (and have never had any liability for unpaid Taxes because they once were) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither the Company nor their predecessors have ever filed, or have ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither the Company nor their predecessors own or have ever owned a direct or indirect interest in any trust, partnership, corporation or other entity except as set forth in Section 4.7(e) of the Disclosure Schedule, and no assets of the Company include an interest in any such entity. Neither the Company nor their predecessors are parties to any tax sharing or similar agreement.

                 (f) Except as set forth in Section 4.7(f) of the Disclosure Schedule, the Company and their predecessors have treated all of their workers as employees for purposes of federal, state, local and foreign employment, social security, withholding, unemployment and all other pay-roll related taxes

("Employment Taxes"). With respect to the persons shown on Section 4.7(f) of the Disclosure Schedule, the classification of such workers as non-employees for purposes of Employment Taxes is correct and no amount of Employment Taxes or other additions to tax, interest, fines or penalties are or may be owed by the Company with respect to such non-employee workers.

                 (g) Except as provided in Section 4.7(g) of the Disclosure Schedule, the Base Balance Sheet reflects and includes adequate charges for the payment in full of all Taxes relating to the Company dental business for any and all periods (i) ending on or before the date the Base Balance Sheet and (ii) ending subsequent to the date of the Base Balance Sheet and through and including the Closing Date.

                 (h) Neither the Company nor their predecessor(s) is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

                 (i) For purposes of this Agreement, all references to sections of the Code shall include any predecessor provisions to such sections and any similar provisions of federal, state, local or foreign law.

         4.8 Collectibility of Accounts Receivable. To the Company's and the Shareholders' knowledge, all of the accounts receivable of the Company dental business (subject to contractual allowances consistent with the past practices of the Company dental business) as described in Section 4.8 of the Disclosure Schedule are reflected properly in the Company's books and records and are valid and enforceable claims, are current and collectible and are not subject to set off or counterclaim, provided that the foregoing representation is not a guarantee of collectibility. Section 4.8 of the Disclosure Schedule contains a complete and accurate summary of the amount of accounts receivable. The Company does not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with the Company or from any stockholder, director, officer or employee of the Company or any affiliate thereof.

         4.9     Absence of Certain Changes.  Except as disclosed in Section
4.9 of the Disclosure Schedule, since the date of the Base Balance Sheet, there has not been:

                 (a) Any adverse change in the properties, assets, liabilities, business, operations, condition (financial or other), personnel, or prospects of the Company dental business which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

                 (b) Any contingent liability relating to the Company dental business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company dental business;

                 (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company dental business which remains in effect on the date hereof except for the Liabilities;

                 (d) Any material obligations or liability of any nature, whether accrued, absolute, contingent or otherwise, known to be incurred by the Company dental business other than obligations and liabilities incurred in the ordinary course of business and otherwise consistent with the terms of this Agreement;

                 (e) Any purchase, sale or other disposition, or any agreement or other arrangements for the purchase, sale or other disposition, of any of the properties or assets of the Company dental business other than in the ordinary course of business;

                 (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Company dental business;

                 (g) Any declaration, setting aside or payment of any dividend or distribution by the Company or the making of any other distribution in respect of the capital stock or other equity interest of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock or other equity interest except: (i) as described in
Section 4.9(g) of the Disclosure Schedule; and (ii) cash in excess of the Required Cash Amount;

                 (h) Any labor trouble or claim of unfair labor practices involving the Company dental business;

                 (i) Any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) or benefits payable by the Company dental business to any officers, employees, agents, independent contractors, dentists or dental professional corporations other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement)) with any such person or entity;

                 (j) Any material change, or the obtaining of information concerning a prospective change, with respect to any officers, management employees or dentists (including professional corporations) of the Company or involved in the Company dental business, any grant of any severance or termination pay to any officer, employee, agent, independent contractor, dentist or dental professional corporation of the Company or involved in the Company dental business or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

                 (k) Any payment or discharge of a material lien or liability relating to the Company dental business which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                 (l) Any payment made or obligation or liability incurred by the Company to, or any other transaction by the Company with, any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), or any loans or advances made by the Company to any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), except normal compensation and expense allowances consistent with past practice;

                 (m) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by the Company including, without limitation, any change in the discharge or recording of accounts payable relative to past practices;

                 (n) Any material cancellation or loss of any material right or asset, or waiver of any right, of the Company;

                 (o) Any material change in the Company's relationships with suppliers, distributors, licensees, licensors, customers or others with whom the Company or the Company dental business has business relationships which would have an adverse effect on the Company or the Company dental business, and neither the Company nor the Shareholders have knowledge of any fact or contemplated event which may cause any such adverse change;

                 (p) Any alteration or change in the methods of operation employed by the Company dental business other than in the ordinary course of business;

                 (q) Any other material transaction relating to the Company or the Company dental business other than transactions in the ordinary course of business and consistent with past practices;

                 (r) Any amendment or termination of any material contract with respect to the Company dental business to which the Company is a party;

                 (s) Any changes in the amount or scope of coverage of insurance now carried by the Company; or

                 (t) Any agreement or understanding, whether in writing or otherwise, by the Company or any other person that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (a) through (s) above.

         4.10 Ordinary Course. Since the date of the Base Balance Sheet, the Company has conducted the Company dental business only in the ordinary course and in a manner consistent with prior practices.

         4.11    INTENTIONALLY OMITTED.

         4.12    Intellectual Property.

                 (a) The Company has exclusive ownership of trade secrets (including, without limitation, customer lists, production processes and inventions), and other proprietary rights, and a license to use all computer software (collectively, "Intellectual Property"), used in the Company dental business as presently conducted. The Company's rights in all of such Intellectual Property are freely transferable. No representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business or with respect to Intellectual Property which is not freely assignable at the date hereof. No proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect of any Intellectual Property, and to the best knowledge of the Company and the Shareholders, no other person has or alleges any rights in or to the Intellectual Property.

                 (b) All trademarks, service marks, trademark and service mark applications and registrations and registered copyrights related to the conduct of the Company dental business as presently conducted or contemplated to be conducted, are listed in Section 4.12(b) of the Disclosure Schedule.

                 (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in Section 4.12(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no default by the Company or the Shareholders, or any other party thereto, and as provided in Section 4.12(a) above, all rights thereunder are freely assignable.

                 (d) To the Company's and the Shareholders' knowledge, the conduct of the Company dental business has not and does not infringe any Intellectual Property of any other person. No proceeding charging either the Company or the Shareholders with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. There exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the services, activities or business of the Company dental business. The conduct of the Company dental business does not involve the unauthorized use of any confidential information or trade secrets of any person including, without limitation, any former employer of any past or present employee. Neither the Company nor the Shareholders, nor any of the Company's employees, has any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature, other than those relating to patient confidentiality as required by law.

                 (e) As of the Closing, the Company will possess the valid right to use the name "Press Family Dental Health Centers" and all similar names and derivations thereof, and all related trademarks, trade names and service marks used in its business. The Company's use of such names does not infringe upon the rights of any other person or persons in Bexar County, Texas and contiguous counties thereto.

         4.13    Contracts.

                 (a) Except for contracts, commitments, plans, agreements and licenses described in Section 4.13(a) of the Disclosure Schedule (true and complete copies of which have been delivered to Purchaser), the Company is not a party to or subject to:

                          (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                          (ii) any employment contract, or any contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days without liability for any penalty or severance payment;

                          (iii) any contract or agreement for the purchase of any commodity, material, equipment or service except purchase orders in the ordinary course of business for less than $5,000 each, such orders not exceeding $50,000 in the aggregate;

                          (iv) any other contracts or agreements creating an obligation or receivable of $50,000 or more with respect to any such contract;

                          (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                          (vi) any contract or agreement which by its terms does not terminate or is not terminable without penalty within one year after the date hereof;

                          (vii) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                          (viii)  any contract with any sales agent or
                 distributor;

                          (ix) any contract containing covenants limiting the Company's or the Shareholders' freedom to compete in any line of business or with any person or entity;

                          (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $50,000, whether or not such purchase is in the ordinary course of business;

                          (xi) any license agreement (as licensor or licensee) for a total consideration exceeding $50,000 for any one such license;

                          (xii) any agreement involving a lease or license of real property or personal property or any "capitalized" or "financing" lease;

                          (xiii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                          (xiv) any contract or agreement with any officer, employee, director, or stockholder or with any persons or organizations controlled by or affiliated with any of them;

                          (xv)    any contract or agreement with any
                 governmental authority, insurance company, third- party fiscal intermediary or carrier administering any Medicaid program of any state, the Medicare program, any clinic or other in-patient health care facility, dental or health maintenance organization, preferred provider organization, self-insured employer or other third-party payor of any kind or nature; or

                          (xvi)   any power of attorney.

                 (b) All contracts, agreements, leases and instruments to which the Company is a party and as are set forth in Section 4.13(a) of the Disclosure Schedule are valid and are in full force and effect, and constitute legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Neither the Company nor, to the Company's or the Shareholders' knowledge, any other party to any contract, agreement, lease or instrument to which either the Company is a party or any judgment, decree or order applicable to either the Company or the Company dental business is in default in complying with any provisions thereof, and no condition, event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of the Company or on the part of any other party thereto in any such case that could have an adverse effect on the business or operations of the Company dental business. Neither the Company nor the Shareholders is subject to or bound by any agreement, judgment, decree or order which adversely affects the business or operations of the Company dental business.

                 (c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings (each, an "HCP Agreement"), with any dentist, dental assistant, nurse, technician, or other health care provider (each a "Health Care Provider"), in connection with the Company dental business or pursuant to which the Company or the Shareholders receives revenues or compensation regarding the provision of dental services to patients in connection with such business.

         4.14 Litigation. Section 4.14 of the Disclosure Schedule sets forth a detailed listing of all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or the Shareholders is a party. Except for matters described in Section 4.14 of the Disclosure Schedule, there are no claims, actions, suits or proceedings and there is no litigation or governmental or administrative proceeding or investigation pending or, to the Company's or the Shareholders' knowledge, threatened against the Company, the Shareholders or the Company dental business which may have an adverse effect on the business or operations of the Company dental business or which could prevent or hinder the consummation of the transactions contemplated by this Agreement or any other transaction contemplated by or referred to herein. With respect to each matter set forth therein, Section 4.14 of the Disclosure Schedule sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought. Neither the Company, the Company dental business nor the Shareholders is presently subject to any injunction, judgment, order or other decree of any court.

         Since January 1, 1994, neither the Company nor the Shareholders have entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, consumer protection, environmental or health and safety law, or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

         Without limitation of the foregoing, except as set forth in Section
4.14 of the Disclosure Schedule, there are no pending or threatened malpractice claims, Texas Regulatory Board investigations, suits, notices of intent to institute arbitrations or proceedings, either administrative or judicial, involving the Company, the Shareholders or the Company dental business including, without limitation, any of the Health Care Providers.

         4.15 Permits; Compliance with Laws; Licensing and Credentialing; Health Care Providers.

                 (a) General Compliance. Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Company dental business has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit the ownership of respective properties involved therein and the conduct of such business as the same is presently conducted. A listing of such Permits is set forth in Section 4.15(a) of the Disclosure Schedule, and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit would not have a material adverse effect on the business or operations of the Company dental business. To the Company's and the Shareholders' knowledge, with respect to Permits that are otherwise transferable, no such Permit is subject to termination as a result of the performance of the Agreement or consummation of the transactions contemplated hereby or referred to herein.

                 To the knowledge of the Company and the Shareholders, the Company and the Company dental business is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including, without limitation, OSHA and regulations thereunder and all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of the Company dental business, except for any such non-compliance or violation that, individually or in the aggregate, would not have an adverse effect on the business or operations of the Company dental business.

                 (b) Licensing and Credential Information. Each Health Care Provider is duly licensed under the laws of the State of Texas, and, to the Company's and the Shareholders' knowledge, each Health Care Provider has complied in all respects with all laws, rules and regulations relating to the rendering of services including without limitation OSHA. Except as set forth in Section 4.15(b) of the Disclosure Schedule, to the Company's and the Shareholders' knowledge, no Health Care Provider since January 1, 1992: (i) has had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked, (ii) has been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board; or (iii) has had a final judgment or settlement entered against him or her in connection with a malpractice or similar action.

                 The names of the Health Care Providers who provide services in connection with the Company dental business are set forth in Section 4.15(b) of the Disclosure Schedule. To the best of the Company's and the Shareholders' knowledge, all of the employed and engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with the Company.
Except as set forth in Section 4.15(b) of the Disclosure Schedule, to the best of the Company's and the Shareholders' knowledge, none of the employed and engaged Health Care Providers uses or abuses any controlled substances at any time or is under the influence of alcohol or is affected by the use of alcohol during the time period required to perform his or her duties and obligations under any contracts, agreements or understandings with the Company.

                 (c) Medicare. The Company dental business does not involve and has never involved patients covered by or arrangements with Medicare.

                 (d) Other. To the Company's and the Shareholders' knowledge, the Company dental business is not required to make filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct its business as presently conducted. The dental plan services and related products offered and provided by the Company dental business have been and are offered and provided in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have an adverse effect on the business, operations, assets, condition (financial or other) or prospects of such business, and neither the Company nor the Shareholders has received any notification from any governmental regulatory authority to the effect that any Permit from such regulatory authority is needed to be obtained by it in order to conducts its business.

         4.16 Insurance. The physical properties and assets comprising the Acquired Assets are insured to the extent disclosed in Section 4.16 of the Disclosure Schedule, and all insurance policies, binders and arrangements relating to the Company dental business are disclosed in said schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all respects with the terms thereof. Except as disclosed in Section 4.16 of the Disclosure Schedule, (i) there is no default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have an adverse effect on the Company dental business and (ii) all said insurance policies will be in full force and effect after giving effect to the transactions contemplated by this Agreement and the transactions referred to herein.

         4.17 Finder's Fees. Neither the Company nor the Shareholders have incurred or become liable for any broker's commission, or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement or the transactions referred to herein.

         4.18    Transactions with Interested Persons.  Except as set forth in
Section 4.18 of the Disclosure Schedule, no present or former supervisory employee, officer, director, stockholder or independent contractor (including any dentist or professional corporation) and no affiliate (as defined in
Section 9.12(a)) of any such person, is currently a party to any transaction with either the Company or the Shareholders, including, without limitation, any contract, agreement or other arrangement providing for the employment of, loan to or from, furnishing of services by or to, rental of real or personal property to or from, or otherwise requiring payments to any such person, and to the best knowledge of the Company and the Shareholders, no such person owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Company dental business, or any organization which has a contract or arrangement with the Company dental business, provided that no representation shall be deemed made with respect to the provision of dental services by any former employee or independent contractor. There are no obligations or commitments to, and no income reflected in the financial statements referred to in Section 4.6 has been derived from, any affiliate of the Company or the Shareholders, and, following the Closing, Purchaser shall not have any obligation of any kind or description to any such affiliate unless such obligation is a Liability as described in Section 1.2 above.

         4.19    Employee Benefit Programs.

         Section 4.19 of the Disclosure Schedule sets forth all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company under which the Company has any present or future obligations or liability (the "Benefit Plans"). The Company does not sponsor nor participate in any "defined benefit plan" as defined in section 3(35) of ERISA or any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiemployer plan" as defined in
Section 3(37) of ERISA.

         To the best knowledge of the Company and the Shareholders: (i) each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA has received a favorable determination letter from the Internal Revenue Service; (ii) all of the Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and the applicable provisions of ERISA and the Code; (iii) no facts exist which would adversely affect the qualified status of any of the Benefit Plans; (iv) no prohibited transaction under ERISA has occurred under any of the Benefit Plans for which there exists neither a statutory nor a regulatory exception and which would result in any material liability to the Buyer; (v) all contributions required under the Benefit Plans have been made, and all contributions made to or accrued with respect to all Benefit Plans are deductible under Section 404 or 162 of the Code; (vi) no facts exist which could result in a material increase in premium costs of the Benefit Plans for which benefits are insured or a material increase in benefit costs of Benefit Plans which provide self-insured benefits; and (vii) no Benefit Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or any beneficiary thereof) of the Company beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B, Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents). Other than claims for benefits submitted by participants or beneficiaries or appeals from denial thereof, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the best knowledge of the Company or the Shareholders, threatened against any Benefit Plan.

         4.20 Environmental Matters. To the Company's and the Shareholders' knowledge, (i) the Company has no liability under, and has never violated in any material respect, any Environmental Law (as defined below); (ii) the Company and each property owned, operated, leased, or used in connection with the Company dental business, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) none of the items enumerated in clause (iii) of this paragraph will be forthcoming. For purposes of this
Section 4.20, "Environmental Law" shall mean any environmental or health-and-safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or subsequently enacted.

         4.21 List of Certain Employees and Suppliers. Section 4.21 of the Disclosure Schedule lists all managers, employees, consultants and independent contractors (including dentists and related professional corporations) of the Company dental business who, individually, have received for the fiscal year ended December 31, 1996, or are scheduled to receive for the fiscal year ended December 31, 1997, compensation or payments in excess of $100,000. In each case, such schedule includes the current job title and aggregate annual compensation of each such individual. Section 4.21 of the Disclosure Schedule also lists all suppliers to whom the Company dental business made payments aggregating $100,000 or more during the fiscal year ended December 31, 1996, showing, with respect to each such supplier, the name, address and dollar volume involved. To the knowledge of the Company and the Shareholders, no supplier has any plan or intention to terminate or reduce its business with the Company dental business or to materially and adversely modify its relationship therewith.

         4.22 Employees; Labor Matters. The Company dental business (i) employs approximately 78 full-time non- dentist employees and 3 part-time non-dentist employees, (ii) employs approximately 13_ dentists (all dentists are employed pursuant to a written agreement between the Company and the dentist) and (iii) generally enjoys a good employer-employee relationship. The Company is not delinquent in payments to any of its employees or dentists for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees or dentists, no severance or other payments (including without limitation payments required by the Workers' Adjustment, Retraining, and Notification Act) will become due.

                 Except as set forth in Section 4.22 of the Disclosure Schedule, the Company dental business has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Section 4.22 of the Disclosure Schedule, there are no, and within the last three years there have not been, any written or otherwise alleged charges of employment discrimination or unfair labor practices. The Company is, and at all times since November 6, 1986 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

                 Except as set forth in Section 4.22 of the Disclosure Schedule, there are no changes pending or, of which the Company and the Shareholders have knowledge, threatened with respect to (including, without limitation, resignation of) the senior management, key supervisory personnel or dentists of the Company dental business, nor has the Company or the Shareholders received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

         4.23    Material Relationships and Government Contracts.

                 (a) Except as set forth in Section 4.23(a) of the Disclosure Schedule, to the best knowledge of the Company and the Shareholders, the relationships of the Company dental business with its customers, Health Care Providers and the parties to the contracts referred to in Section 4.13(a)(xv) are good commercial working relationships. To the best knowledge of the Company and the Shareholders, no Health Care Provider or dental health maintenance organization ("DHMO") with which the Company dental business does business has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with such business or to decrease materially or limit its purchase of the services of such business. Except as set forth in Section 4.23(a) of the Disclosure Schedule, no DHMO relationship or material contract or other material business relationship of the Company dental business has been terminated in the past year.

                 (b) The Company has no contracts or subcontracts with any government (including any municipal government) or governmental agency or activity, and the Company is eligible to submit bids to any DHMO.

         4.24 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company and the Shareholders pursuant to this Agreement, together with all materials provided by the Company and the Shareholders or their agents with respect to the Company dental business, do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To the Company's and the Shareholders' knowledge, there are no facts known to the Company or the Shareholders which presently or may in the future have a material adverse effect on the business or operations of the Company dental business which has not been specifically disclosed herein or in a Schedule furnished herewith.

         4.25 Company Records. The record books of the Company accurately record all action taken by its respective stockholders, board of directors, equity owners, governing bodies and committees. The copies of the records of the Company provided to Purchaser for review, are true and complete copies of the originals of such documents.

         4.26 List of Directors and Officers. Section 4.26 of the Disclosure Schedule contains a true and complete list of all current directors and officers of the Company.

         4.27 Transfer of Equity Interests. No holder of stock or other equity interest of the Company has at any time transferred any of such instruments to any employee or professional independent contractor of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee or professional independent contractor.

         4.28 Entire Business Assets. The Company and the Shareholders hereby represent and warrant that the Acquired Assets comprise all of the assets, including all personal property, used in the conduct of the Company dental business as heretofore conducted by the Company except as contemplated by Sections 1.1(b) and 3.6 and comprise all of the assets necessary for Purchaser to operate such business following the date hereof.

         4.29    Additional Financial Representations.

                 (a) Cash on Hand. As of and immediately prior to the Closing, the Company has cash on hand of not less than the Required Cash Amount.

                 (b) Equipment Leases. As of the Closing, amounts due or that may become due under all equipment leases of the Company, as set forth in
Section 4.29(b) of the Disclosure Schedule, together with the amount of equipment lease obligations the payment of which has been guaranteed by the Company, shall be no more than $49,000.00.

                 (c) Company's Accounts Receivable. As of the Closing, the Company's aggregate accounts receivable shall be at least equal to the average of the Company's accounts receivable as of the last day of July 1997, August 1997 and September 1997, all of which have been calculated by the Company in accordance with the cash method of accounting, consistently applied.

                 (d) Company's Trade Payable. As of the Closing, none of the trade payables of the Company are past due unless such trade payables are being contested in good faith. For purposes of this representation, a payable shall not be deemed to be past due if the date of the invoice is not more than thirty (30) days old as of the Closing.

                 (e) International Bank of Commerce Indebtedness. As of the Closing, the Company's total liability to International Bank of Commerce, San Antonio, Texas, shall be no more than $59,000.00.

         4.30 Investment Representations. The Partnership, in connection with its acquisition of the Monarch Common Stock, represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). The Partnership represents to the Purchaser that it is acquiring the Monarch Common Stock for its own account, for investment purposes only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof, except pursuant to a registration statement or an exemption available under applicable securities laws or in connection with the dissolution of the Partnership or a distribution paid to its partners. In the event of the transfer of the Monarch Common Stock in connection with such dissolution or distribution, the Partnership agrees that it shall be a condition to such transfer that each partner as to itself shall have made representations and warranties to Purchaser substantially similar to those made by the Partnership in this Section 4.30 or such other representations and warranties as are reasonably satisfactory to Monarch and its counsel.

         The Partnership acknowledges that the Monarch Common Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless it is subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. The Partnership represents and warrants that it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and the transactions contemplated hereby and the transactions referred to herein and making an informed investment decision with respect thereto. The Partnership further represents and warrants that it has received or had access to all information that it considers necessary or advisable to enable it to make an informed decision to acquire the Monarch Common Stock, and the Partnership has had an opportunity to ask questions of and receive answers from Monarch concerning the terms and conditions of this investment, and all such questions, if any, have been answered to the full satisfaction of the Partnership.

         The Partnership and the General Partner and Limited Partner acknowledge and agree that a legend substantially in accordance with the following shall be typed on each certificate evidencing shares of the Monarch Common Stock issued hereunder:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE

SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

         4.31 Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE EXPRESS WARRANTIES GIVEN BY THE COMPANY AND THE SHAREHOLDERS IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED BY THE COMPANY OR THE SHAREHOLDERS PURSUANT TO THIS AGREEMENT, THE COMPANY AND THE SHAREHOLDERS HEREBY DISCLAIM ANY AND ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY OR THE COMPANY DENTAL BUSINESS. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Shareholders shall incur any liability to the Purchaser for any representation or warranty contained in this Agreement, including the documents, instruments and agreements to be executed and/or delivered pursuant hereto, which is false, misleading or untrue as of the date hereof or as of the closing date, if the Purchaser or Monarch had actual knowledge of such false, misleading or untrue representation or warranty, and failed to notify the Company in writing that it had such actual knowledge on or before the Closing date.

ARTICLE 5.       COVENANTS OF THE COMPANY.

         5.1 Making of Covenants and Agreements. The Company and the Shareholders hereby make the covenants and agreements as set forth in this
Article 5 for the period from and after the Closing.

         5.2 Cooperation. The Company and the Shareholders shall cooperate with all reasonable requests of Purchaser and any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

         5.3 Consents. The Company and the Shareholders shall use their respective best efforts, respectively obtain any and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         5.4     INTENTIONALLY OMITTED.

         5.5 Net Worth. The Company and the Shareholders shall maintain a consolidated net worth of not less than $1 million through October 31, 2000; provided, however, that in the event any claim for indemnification is held over thereafter in accordance with Article 8, then such net worth shall be maintained after such date in an amount equal to the lesser of $1 million or the amount of such claim.

         5.6. No Successor Liability. At all times from and after the Closing, the Company and the Shareholders, and all of their respective agents, representatives and employees shall (a) not in any way represent that Purchaser is the successor partnership of the Company and (b) take all actions necessary to affirm to inquiring third parties that Purchaser is an independent entity not associated in any way with the Company.

         5.7 Payment of Obligations. Subsequent to the Closing, the Company, the Shareholders and their affiliates shall pay all of the Excluded Liabilities in the ordinary course of business as they become due.

         5.8 Collection of Assets. Subsequent to the Closing, Purchaser and its assignees shall have the right and authority to collect all receivables and other items transferred and assigned by the Company hereunder and to endorse with the name of the Company or any of its affiliates any checks received on account of such receivables or other items, and the Company agrees that it will promptly transfer or deliver to Purchaser and its assignees from time to time, any cash or other property that it may receive on or after November 12, 1997 with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the assets transferred to Purchaser pursuant to this Agreement.

         5.9 Availability of Records. After the Closing, the Company and the Shareholders shall make available to Purchaser as reasonably requested by Purchaser in connection with its business purposes or by any taxing authority, and at Purchaser's expense, any and all information, records or documents relating to the Company dental business conducted prior to the Closing and related personnel retained by it, in respect of periods prior to Closing and shall also make available to Purchaser and its assignees, as reasonably requested by Purchaser, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation. The Company and the Shareholders shall preserve all such information, records and documents until the later of six (6) years after the Closing or the expiration of all statutes of limitations or extensions thereof. Prior to destroying any records related to the Company dental business conducted prior to the Closing, the Company and the Shareholders shall notify Purchaser of its intent to destroy such records and will permit Purchaser to retain any such records if it desires to do so. The Company and the Shareholders agree to hold all information relating to the Company dental business in strict confidence from and after the Closing unless disclosure is required by law, court order or other governmental authority.

         5.10 Use of Name. On or promptly following the date of the Closing, the Company shall file any documents required to withdraw its use of the name "Press Family Dental" or any variant thereof or related acronym and thereafter the Company shall refrain from any use of such trade names or any associated logos.

         5.11 Payment of Certain Liabilities. The Company and the Shareholders covenant and agree to promptly reimburse Purchaser for any payments Purchaser may be required to make for any liabilities not specifically assumed by Purchaser under this Agreement.

         5.12 Certificate of No Tax Due. Within thirty (30) days following the Closing date, the Company shall obtain from the Texas Comptroller and deliver to Purchaser a "Certificate of No Tax Due" issued by the Texas Comptroller stating that the Company has no outstanding state tax liabilities or obligations as of the Closing date.

ARTICLE 6.       COVENANTS OF PURCHASER.

         6.1 Making of Covenants and Agreements. Purchaser hereby makes the covenants and agreements set forth in this Article 6.

         6.2 Cooperation. Purchaser shall cooperate with all reasonable requests of the Company and its representatives and agents to more effectively consummate the transactions contemplated hereby or the transactions referred to herein.

         6.3 Consents. Purchaser shall assist the Company and the Shareholders in obtaining any and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         6.4     INTENTIONALLY OMITTED.

ARTICLE 7. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND OBLIGATIONS.

         All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto, subject to the provisions of Article 8 hereof.

ARTICLE 8.       INDEMNIFICATION.

         8.1 Indemnification by the Company and the Shareholders. The Company and the Shareholders, jointly and severally, on behalf of their successors, executors, administrators, estate, heirs and assigns (collectively, for purposes of this Article 8, the "Companies"), agree to defend, indemnify and hold Purchaser, all subsidiaries and affiliates of any of the foregoing (including without limitation stockholders of any of the foregoing (other than the Companies) and persons serving as officers, directors, partners, employees or agents of Purchaser, or such subsidiaries or affiliates thereof (in each case, other than the Companies)) (individually a "Purchaser Indemnified Party" and collectively the "Purchaser Indemnified Parties"), harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever ("Claims") (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Purchaser Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

                 (a) any inaccuracy in or breach of any representation or warranty made by the Company or the Shareholders in this Agreement, or in any schedule, exhibit or certificate delivered by or on behalf of the Company or the Shareholders as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively, "Warranty Claims");

                 (b) any breach of any covenant or agreement made by or on behalf of the Company or the Shareholders in this Agreement, or in any Schedule, Exhibit or certificate delivered by or on behalf of the Company or the Shareholders as part of or pursuant to this Agreement;

                 (c) any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing; or

                 (d) any claim arising out of or relating to the Company's or the Shareholders' ownership, control or management of the Company's assets prior to the Closing, whether any such claims are asserted prior to or after the Closing other than claims relating to the Liabilities.

         The rights of Purchaser Indemnified Parties to recover indemnification in respect of any occurrence referred to in either of clauses (b), (c) or (d) of this Section 8.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 8.1.

         8.2 Limitations on Indemnification by the Company and the Shareholders.

                 (a) The right of Purchaser Indemnified Parties to indemnification under Section 8.1 shall be subject to the following provisions:

                       (i) Indemnification with respect to Warranty Claims (other than any such claims arising under Section 4.29 hereof) shall expire twenty-four (24) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Warranty Claims involving fraud, intentional misrepresentation, title to the Acquired Assets or Taxes, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration, a specific set of facts shall have become known which may constitute or give rise to any Warranty Claim as to which indemnity may be payable and a Purchaser Indemnified Party shall have given notice of such facts to the Company or the Shareholders, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                       (ii) No indemnification shall be payable with respect to Warranty Claims (but expressly excluding any such claims involving fraud, intentional misrepresentation, title to the Acquired Assets or Taxes or any other Warranty Claim arising under Section 4.29 hereof) to Purchaser Indemnified Parties unless the total of all Warranty Claims shall exceed TWENTY THOUSAND DOLLARS ($20,000) in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

                       (iii) The Company and the Shareholders shall not be obligated to indemnify Purchaser Indemnified Parties for Warranty Claims (but expressly excluding any such claims arising under Section 4.29 hereof and other claims involving fraud, intentional misrepresentations, title to the Acquired Assets or Taxes) after the cumulative amount of all amounts paid by the Company and the Shareholders to Purchaser Indemnified Parties with respect thereto exceeds ONE MILLION DOLLARS ($1,000,000).

                       (vi) The limitations herein with respect to certain Warranty Claims shall not limit the rights of any Purchaser Indemnified Party with respect to any other claims arising under provisions of Section 8.1.

                 (b) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.1, and as such may be subject to limitations pursuant to this Section 8.2 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

                 (c) Indemnification pursuant to Section 8.1 is the exclusive remedy of Purchaser Indemnified Parties against the Company and the Shareholders for matters arising out of the representations and warranties of the Company and the Shareholders set forth in this Agreement and the Disclosure Schedule hereto and certificates delivered in connection herewith after the Closing.

                 (d) The amount of any Losses suffered, sustained or incurred by Purchaser Indemnified Parties or required to be paid by the Company and the Shareholders shall be reduced by the amount of any insurance proceeds and other amounts paid to such Purchaser Indemnified Parties by any Person (and the Shareholders) not a party to this Agreement.

         8.3 Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold the Company and the Shareholders and the Shareholders' heirs (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims, whether or not arising out of third-party claims, and including all amounts paid in respect of Losses (as defined in Section 8.1 hereof) based upon, arising out of, by reason of or otherwise in respect of or in connection with (a) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any schedule, exhibit or certificate delivered by Purchaser as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively "Seller Warranty Claims");
(b) any breach of any covenant or agreement made by Purchaser in this Agreement, or in any schedule, exhibit or certificate, delivered by Purchaser as part of or pursuant to this Agreement; or (c) any claim based on a Liability or a guaranty of a Liability (such claims under clauses (a), (b) and (c) being hereinafter collectively referred to as "Seller Indemnifiable Claims"). The rights of Seller Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) of this Section 8.3 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this
Section 8.3.

         8.4     Limitations on Indemnification by Purchaser.

                 (a) The right of Seller Indemnified Parties to indemnification under Section 8.3 shall be subject to the following provisions:

                          (i) Indemnification with respect to Seller Warranty Claims shall expire twenty-four (24) months after the Closing; provided, however, that the limitation of this clause
                 (i) shall not apply to Seller Warranty Claims involving fraud or intentional misrepresentation, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Seller Warranty Claim as to which indemnity may be payable and a Seller Indemnified Party shall have given notice of such facts to Purchaser, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                          (ii) No indemnification shall be payable with respect to Seller Warranty Claims (but expressly excluding any such claims involving fraud or intentional misrepresentation or Liabilities) to Seller Indemnified Parties unless the total of all Seller Warranty Claims shall exceed TWENTY THOUSAND DOLLARS ($20,000) in the aggregate, whereupon the full amount of such claims in excess of such amount shall be recoverable in accordance with the terms hereof.

                          (iii) Purchaser shall not be obligated to indemnify Seller Indemnified Parties for Seller Warranty Claims (but expressly excluding any such claims involving fraud or intentional misrepresentation) after the cumulative amount of all amounts paid by Purchaser to Seller Indemnified Parties with respect thereto exceeds ONE MILLION DOLLARS ($1,000,000).

                          (iv) The limitations herein with respect to certain Seller Warranty Claims shall not limit the rights of any Seller Indemnified Party with respect to any other claims arising under clause (b) of Section 8.4.

                 (b) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.3, and as such may be subject to limitations pursuant to this Section 8.4 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

                 (c) Indemnification pursuant to Section 8.3 is the sole and exclusive remedy of Seller Indemnified Parties against Purchaser for matters arising out of the representations and warranties of Purchaser set forth in this Agreement and the Disclosure Schedule hereto and certificates delivered in connection herewith after the Closing.

                 (d) The amount of any Losses suffered, sustained or incurred by Seller Indemnified Parties or required to be paid by Purchaser shall be reduced by the amount of any insurance proceeds and other amounts paid to such Seller Indemnified Parties by any Person not a party to this Agreement.

         8.5     Notice: Defense of Claims.

                 (a) Promptly after receipt by an indemnified party of notice of any third-party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental, employer or malpractice related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

                 (b) In the case of any third-party claim, if, within twenty (20) days after receiving the notice described in the preceding paragraph, the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties, which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party's or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied and the settlement includes a complete release of such indemnified party or parties.

                 (c) The indemnifying party or parties shall keep such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions.

                 (d) Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right fully to participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

         8.6 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Article 8 shall be paid within the later of (a) ten
(10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

ARTICLE 9.       MISCELLANEOUS.

         9.1 Certain Fees and Expenses. Except as provided herein, each party to this Agreement will pay its fees and expenses in connection with this Agreement and the transactions contemplated hereby and thereby. In the event a party to this Agreement seeks to enforce any of its rights hereunder in a court of competent jurisdiction, and if such action results in a judgment for either party (a dismissal with prejudice by the party commencing such action shall be deemed to be a judgment in favor of the other party for purposes of this section), the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded to the prevailing party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys' fees, including appellate proceedings and proceedings in bankruptcy, incurred by the prevailing party in such action.

         9.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to its conflict of laws provisions.

         9.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered, upon confirmation of receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:                     Monarch Dental (Press) Associates, L.P.
                                  c/o Monarch Dental Management, Inc.
                                  4201 Spring Valley, Suite 320
                                  Dallas, Texas 75244
                                  Attn: President

With a copy to:                   Haynes and Boone, L.L.P.
                                  901 Main Street, Suite 3100
                                  Dallas, Texas 75202
                                  Attn:    Kenneth K. Bezozo

TO PARTNERSHIP:                   VP Interests, L.P.
                                  c/o Victor Press, B.D.S., P.C.
                                  8502 Village Drive
                                  San Antonio, Texas 78217
                                  Attn:    Victor Press

TO GENERAL PARTNER:               Victor Press, B.D.S., P.C.
                                  8502 Village Drive
                                  San Antonio, Texas 78217
                                  Attn:    Victor Press

TO LIMITED PARTNER:               VP Investments, Inc.
                                  c/o Victor Press, B.D.S., P.C.
                                  8502 Village Drive
                                  San Antonio, Texas 78217
                                  Attn:    Victor Press

With a copy to (for the           Oppenheimer, Blend, Harrison & Tate, Inc.
Partnership, General Partner,     711 Navarro, 6th Floor
and Limited Partner):             San Antonio, Texas 78205
                                  Attn:    Stanley L. Blend

TO THE SHAREHOLDERS:              At the addresses shown opposite their names
                                  on the signature pages hereto.


Any notice given hereunder may be given on behalf of any party by his or its counsel or other authorized representatives.

         9.4 Entire Agreement. This Agreement, including the Disclosure Schedule referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, the term sheets dated September 24, 1997 and October 30, 1996, and any and all confidentiality or similar agreements.

         9.5 Assignability; Binding Effect. This Agreement and any rights hereunder shall be assignable by Purchaser to one or more corporations or partnerships controlling, controlled by or under common control with Purchaser, directly or indirectly, provided Purchaser shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of Purchaser or its affiliates provided such entity assumes or agrees to be bound by Purchaser's obligations hereunder, or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such refinancing), upon written notice to the Company. This Agreement may not be assigned by the Company without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns (including without limitation the estate and heirs of the Shareholders in the event of a Shareholder's death).

         9.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         9.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         9.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

         9.9 Consent to Jurisdiction Certain Remedies. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Texas or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

         9.10 Severability. In the event any section or part of this Agreement or any of the attached exhibits or parts thereof should be adjudged invalid, such adjudication shall in no manner affect the other sections or exhibits, which shall remain in full force and effect as if the section or exhibit so declared or adjudged invalid were not originally a part hereof.

         9.11 Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision thereof. No breach or violation of any provision hereof may be waived except by an agreement in writing signed by the waiving party.

         9.12 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a person shall mean (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                 (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

                 (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

ARTICLE 10.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         10.1 Making of Representations and Warranties. As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties to the Company and the Shareholders contained in this Article 10.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Purchaser or "known" by Purchaser or words of similar import, shall be deemed to include such knowledge as Purchaser or any executive officer of Monarch (i.e., Warren F. Melamed, Gary W. Cage and Steven G. Peterson) actually has or reasonably ought to have in the ordinary course of performing their duties. For the purposes of this Article 10, Purchaser is deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby.

         10.2 Organization of Purchaser. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Texas with full partnership power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted by it.

         10.3 Authority of Purchaser. Purchaser has full partnership power and authority (i) to enter into (a) this Agreement and (b) each agreement, document and instrument to be executed and delivered by Purchaser pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements have been duly authorized by all necessary action of Purchaser, and no other action on the part of Purchaser is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by Purchaser pursuant to this Agreement constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency or similar laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity.

         The execution, delivery and performance by Purchaser of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which it is a party:

                 (i) do not and will not violate any provision of the partnership agreement, as amended, of Purchaser;

                 (ii) do not and will not violate in any material respect any laws of the United States or any state or any other jurisdiction applicable to Purchaser or require Purchaser to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                 (iii) do not and will not (a) result in a breach of, (b) constitute a default under, (c) accelerate any obligation under or (d) give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Purchaser is a party or by which the property of Purchaser is bound or affected.

         10.4 Litigation. There is no litigation pending or, to the best knowledge of Purchaser, threatened against Purchaser or Monarch which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         10.5 Finder's Fees. Purchaser has not incurred or become liable for any broker's commission or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement.

         10.6 Warranties and Representations Concerning the Company's Business. Purchaser acknowledges that no warranties or representations concerning the Company's dental business or the Company have been made by the Company or its agents, or from any other party in this transaction, and that no understanding has been had or agreement has been made between the parties, except as set forth in this Agreement.

         10.7 Disclosure. To Purchaser's knowledge, no statement contained in any certificate, schedule, financial statement, exhibit or other instrument furnished by Purchaser pursuant to this Agreement or in any exhibit hereto contains any material untrue statement of fact or omits to state a fact necessary in order to make the statements contained herein not materially misleading in light of the circumstances under which they were made.

         10.8 SEC Reports. All reports and other filings required to be made by Monarch with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 have been timely filed, and none of such reports or filings as of the date thereof, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.


                                   * * * * *

         IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                       PURCHASER:

                                       MONARCH DENTAL (PRESS) ASSOCIATES, L.P., a Texas limited partnership

                                       By: Monarch Dental Management, Inc.,
                                           its general partner


                                       By:   /s/ GARY W. CAGE
                                           ------------------------------------
                                           Gary W. Cage, Vice President



                                       PARTNERSHIP:

                                       VP INTERESTS, L.P.
                                       a Delaware limited partnership

                                       By: Victor Press, B.D.S., P.C.,
                                           its general partner


                                       By:   /s/ VICTOR PRESS
                                           ------------------------------------
                                           Victor Press, B.D.S., President



                                       GENERAL PARTNER:

                                       VICTOR PRESS, B.D.S., P.C.,
                                       a Texas professional corporation


                                       By:   /s/ VICTOR PRESS
                                           ------------------------------------
                                           Victor Press, B.D.S., President



                                       LIMITED PARTNER:

                                       VP INVESTMENTS, INC.,
                                       a Delaware corporation


                                       By:   /s/ VICTOR PRESS
                                           ------------------------------------
                                           Victor Press, B.D.S., President

SHAREHOLDERS:                          ADDRESS:


  /s/ VICTOR PRESS
----------------------------------     -----------------------------------
Victor Press                           8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ ROGER OBREGON
----------------------------------     -----------------------------------
Roger Obregon                          8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ EDGARDO A. GONZALEZ
----------------------------------     -----------------------------------
Edgardo A. Gonzalez                    8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ JEFFREY J. JACOBS
----------------------------------     -----------------------------------
Jeffrey J. Jacobs                      8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ CAMPBELL R. JANSE
----------------------------------     -----------------------------------
Campbell R. Janse                      8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ NICK M. HIGGINS
----------------------------------     -----------------------------------
Nick M. Higgins                        8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ FRANK B. LEWIS
----------------------------------     -----------------------------------
Frank B. Lewis                         8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------


  /s/ BRUCE M. KRAL
----------------------------------     -----------------------------------
Bruce M. Kral                          8502 Village Drive
                                       San Antonio, Texas 78217
                                       -----------------------------------

                                       MONARCH:

                                       Monarch is executing this Agreement
                                       solely for the purpose of making the
                                       representation and warranty set forth
                                       in Section 10.8 of this Agreement.

                                       MONARCH DENTAL CORPORATION,
                                       a Delaware corporation



                                       By:    /s/ GARY W. CAGE
                                           ------------------------------------
                                           Gary W. Cage, Chief Executive Officer